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                                                              EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this Joint Proxy Statement/Prospectus on Amendment No. 1 to Form S-4 of our reports dated February 7, 1997, which includes reference to information audited by other auditors for which the dates of their reports are July 14, 1995 and March 31, 1995, on our audits of the financial statements and financial statement schedule of Renal Treatment Centers, Inc. and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. We also consent to the reference in this registration statement on Form S-4 to our firm under the caption "Experts."

Coopers & Lybrand L.L.P.

Philadelphia, Pennsylvania

January 21, 1998